================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      GEMSTAR INTERNATIONAL GROUP LIMITED
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

         Ordinary Shares
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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                    135 NORTH LOS ROBLES AVENUE, SUITE 800
                          PASADENA, CALIFORNIA 91101

                               November 20, 1998

Dear Member:

  The Annual Meeting of Members (hereinafter, "shareholders") of Gemstar International Group Limited, a British Virgin Islands corporation ("Gemstar"), will be held at 7:00 a.m., California time, on December 21, 1998 at 2-29-18 Nishi-Ikebukuro, Toshima-ku, Tokyo 171, Japan.

  At this meeting, the holders of Gemstar Ordinary Shares will be asked to elect Thomas L.H. Lau, Henry C. Yuen and Perry A. Lerner (collectively, the "Director Nominees") to a three-year term as Class III directors. Mr. Thomas L.H. Lau is a co-founder of Gemstar and has served as a director of Gemstar since April 1992, currently serving as the Chairman of the Board. Dr. Henry C. Yuen is a co-founder of Gemstar and has served as the President and Chief Executive Officer of Gemstar since 1994 and as a director of Gemstar since April 1992. Mr. Lerner is Managing Director of Crown Capital Group, Inc., a New York private investment company, and has served as a director of Gemstar since July 1998.

  At the meeting, you will also be asked to ratify the appointment of KPMG Peat Marwick LLP as Gemstar's independent auditors for the fiscal year ending March 31, 1999.

  In the material accompanying this letter, you will find a Notice of the Annual Meeting of Shareholders, a Proxy Statement, a proxy, a copy of the Company's Annual Report on Form 10-K for the year ended March 31, 1998 and a copy of Amendment No. 1 to the Company's Annual Report on Form 10-K/A for the year ended March 31, 1998.

  All shareholders are cordially invited to attend the meeting in person. However, whether or not you plan to attend the meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and be voted at the meeting.

                                       Sincerely,

                                       /s/ Henry C. Yuen

                                       HENRY C. YUEN
                                       President and Chief Executive Officer

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                    135 NORTH LOS ROBLES AVENUE, SUITE 800
                          PASADENA, CALIFORNIA 91101

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 21, 1998

  The Annual Meeting of the members (hereinafter, "shareholders") of Gemstar International Group Limited, a British Virgin Islands corporation (the "Company" or "Gemstar"), will be held at 2-29-18 Nishi-Ikebukuro, Toshima-ku, Tokyo 171 Japan on December 21, 1998 at 7:00 a.m. California, U.S.A. time.

  At the meeting, shareholders will act on the following matters:

    (1) To elect 3 directors for a three-year term to expire at the 2001 Annual Meeting;

    (2) To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending March 31, 1999; and

    (3) To transact such other matters that may properly come before the meeting or any postponements or adjournments thereof.

  Your attention is directed to the accompanying Proxy Statement. Only shareholders of record at the close of business on November 17, 1998 will be entitled to notice of and to vote at the meeting and any adjournment thereof.

  PLEASE PROMPTLY VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. This will ensure that your shares are voted in accordance with your wishes and that a quorum will be present. You are invited to attend the meeting, and you may vote in person even though you have returned your proxy card.

                                       By Order of the Board of Directors,

                                       /s/ Larry Goldberg

                                       Larry Goldberg
                                       Secretary

November 20, 1998
Pasadena, California

                            YOUR VOTE IS IMPORTANT

  NO MATTER HOW MANY SHARES YOU OWNED ON THE RECORD DATE, PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD AND DATE, SIGN AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PROMPTLY MAILING IN YOUR PROXY CARD.

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                    135 NORTH LOS ROBLES AVENUE, SUITE 800
                          PASADENA, CALIFORNIA 91101

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                               DECEMBER 21, 1998

                                    GENERAL

PERSONS MAKING THE SOLICITATION

  This proxy statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Gemstar International Group Limited (the "Company" or "Gemstar") of proxies for use at an Annual Meeting of Shareholders to be held at 2-29-18 Nishi-Ikebukuro, Toshima-ku, Tokyo 171 Japan on December 21, 1998 at 7:00 a.m. California, U.S.A. time and at any adjournment thereof (the "Annual Meeting"). This proxy statement is first being mailed to shareholders on or about November 20, 1998. You are requested to sign, date and return the enclosed proxy card in order to ensure that your shares are represented at the Annual Meeting.

  A form of proxy is enclosed for your use. The shares represented by each properly executed unrevoked proxy will be voted as directed by the shareholder executing the proxy. If no direction is made, the shares represented by each properly executed unrevoked proxy will be voted (i) "FOR" the proposal to elect Thomas L.H. Lau, Henry C. Yuen and Perry A. Lerner to a three-year term as Class III directors of Gemstar, and (ii) "FOR" the proposal to ratify the appointment of KPMG Peat Marwick LLP as Gemstar's independent auditors. With respect to any other matter that may come before the Annual Meeting or any adjournment thereof, the proxy confers upon the proxy holders discretionary authority to vote the proxy in accordance with their best judgment.

  The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mail, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone or special letter without any additional compensation. The Company also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

REVOCABILITY OF PROXY

  Any proxy given by a shareholder of the Company may be revoked by the shareholder who executed it at any time before it is voted at the Annual Meeting.

RECORD DATE

  Only holders of record of the Company's ordinary shares, par value $0.01 per share (the "Ordinary Shares"), at the close of business on November 17, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The outstanding voting securities of the Company on that date consisted of 48,947,322 Ordinary Shares.

                    ELECTION OF GEMSTAR CLASS III DIRECTORS

  Gemstar's Amended and Restated Articles of Association, as amended, provide that the Gemstar Board shall consist of at least three but not more than ten persons. Currently there are ten directors. The directors are divided into three classes, as nearly equal as possible, and each class has a staggered three-year term. Currently, the terms of office of directors in Class I, Class II and Class III end following the annual meetings of shareholders in 1999, 2000 and 1998, respectively. At the Gemstar Annual Meeting, shareholders will be asked to elect three Class III directors to hold office until the 2001 Annual Meeting, subject to the provisions of Gemstar's Amended and Restated Articles of Association, as amended.

  The Gemstar Board has recommended three nominees for election as directors of Gemstar. The accompanying proxy solicited by the Gemstar Board will be voted for the election of the three nominees named below, unless the proxy card is marked to withhold authority to vote. Each nominee is presently a member of the Gemstar Board and, with the exception of Mr. Lerner, was previously elected to the present term of office by the shareholders of Gemstar.

  The nominees for election are:

                                THOMAS L.H. LAU
                                 HENRY C. YUEN
                                PERRY A. LERNER

  If any of the nominees should become unavailable for election to the Gemstar Board, the persons named in the proxy or their substitutes shall be entitled to vote for a substitute to be designated by the Gemstar Board. The Gemstar Board has no reason to believe that it will be necessary to designate a substitute nominee.

REQUIRED VOTE

  For the purpose of electing directors, each shareholder is entitled to one vote for each director to be elected for each Ordinary Share owned. Gemstar's Amended and Restated Articles of Association, as amended, provide that directors shall be elected by a plurality vote of all votes cast, in present or by proxy. Thus, the nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. Abstentions and broker non-votes will have no effect on the results, although they will be counted for purposes of determining the presence of a quorum for the conduct of business at the Annual Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

DIRECTOR NOMINEES

  The following table provides information regarding the nominees for election as directors of the Company. The ages shown are as of November 1998.

                                                                      DIRECTOR
      NAME AND AGE         BUSINESS EXPERIENCE AND DIRECTORSHIPS       SINCE
      ------------         -------------------------------------     ----------
 Thomas L. H. Lau (44).. Mr. Thomas L. H. Lau is a co-founder of     April 1992
                         the Company and has served as a director
                         of the Company since April 1992 and
                         currently serves as the Chairman of the
                         Board of the Company. Since February
                         1998, Mr. Lau has served as an Executive
                         Director of The Kwong Sang Hong Limited,
                         a company engaged in property investment
                         and distribution and trading of
                         cosmetics. Since 1985, Mr. Lau has been
                         an Executive Director of Chinese Estates
                         Holdings Ltd., Hong Kong, a holding
                         company for various Hong Kong business
                         interests, including real estate and
                         securities. Since 1996, Mr. Lau has also
                         served as Deputy Chairman of Evergo China
                         Holdings Ltd., a company principally
                         engaged in property investment and
                         financing in the People's Republic of
                         China. Prior to that, Mr. Lau was
                         involved in a broad spectrum of business
                         activities, including manufacturing,
                         international trading, real estate
                         investment and development and securities
                         transactions. Mr. Lau holds a B.A.
                         (Business Administration) from the
                         University of Toronto and an M.B.A. from
                         the University of Windsor.
 Henry C. Yuen (49)..... Dr. Henry C. Yuen is a co-founder of the    April 1992
                         Company and has served as the Company's
                         Chief Executive Officer and President
                         since August 1994 and as a director of
                         the Company since April 1992. Dr. Yuen
                         has been the Chief Executive Officer and
                         President of Gemstar Development
                         Corporation ("GDC"), a wholly owned
                         subsidiary of the Company, since 1989.
                         Dr. Yuen invented the Company's VCR Plus+
                         system and co-founded Gemstar in 1989.
                         Prior to the founding of Gemstar, Dr.
                         Yuen was a research scientist and
                         Technical Fellow at TRW, Inc., and held
                         faculty positions at New York University
                         Courant Institute of Mathematical
                         Sciences and the California Institute of
                         Technology. Dr. Yuen was elected the 1996
                         National Entrepreneur of the Year and the
                         1996 Entrepreneur of the Year--Los
                         Angeles Region by the Entrepreneur of the
                         Year Institute, jointly sponsored by USA
                         Today, Ernst & Young and Nasdaq. Dr. Yuen
                         was also selected the 1990 Business Week
                         Entrepreneur of the Year. He was the
                         recipient of the 1991 Best Product of the
                         Year Award from the Electronic Institute
                         Association, and the 1991 Silver Anvil
                         Award from the Public Relations Society
                         of America. Dr. Yuen holds a B.S.
                         (Mathematics) from the University of
                         Wisconsin, a Ph.D. (Applied Mathematics)
                         from the California Institute of
                         Technology, and a J.D. from Loyola
                         University School of Law. Dr. Yuen has
                         over 70 published scientific papers, 25
                         issued patents, and over 100 pending
                         patents. Dr. Yuen is a member of the
                         State Bar of California.
 Perry A. Lerner (55)... Mr. Perry A. Lerner has been a director     July 1998
                         of the Company since July 1998 when he
                         was appointed to fill a vacancy on the
                         Board. Mr. Lerner is a Managing Director
                         of Crown Capital Group, Inc., a New York
                         City private investment company. From
                         1982 through 1996, Mr. Lerner was a
                         partner at the law firm of O'Melveny &
                         Myers LLP in Los Angeles and New York
                         City. He is a graduate of Claremont
                         McKenna College and Harvard Law School.
                         He also serves as a director of Imperial
                         Credit Industries, Inc. and Franchise
                         Mortgage Acceptance Corporation.

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE ANNUAL MEETING

  The following table provides information regarding the directors of the Company whose terms of office will continue after the Annual Meeting. The ages shown are as of November 1998.

                                                                     DIRECTOR
       NAME AND AGE        BUSINESS EXPERIENCE AND DIRECTORSHIPS       SINCE
       ------------        -------------------------------------     --------
 Elsie Ma Leung (51)..... Ms. Elsie Ma Leung has served as the      April 1994
                          Company's Chief Financial Officer since
                          August 1994 and as a director of the
                          Company since April 1994. Ms. Leung has
                          been Chief Financial Officer of GDC
                          since January 1993. Ms. Leung founded a
                          public accounting firm, Leung, Kaufman
                          & Co., in 1983 and was its managing
                          partner until joining the Company. Ms.
                          Leung also served as Chief Financial
                          Officer of American Plant Growers, Inc.
                          from 1988 to 1993. Prior to 1983, Ms.
                          Leung performed audit duties at Kenneth
                          Leventhal & Company. Ms. Leung is a
                          licensed Certified Public Accountant.
                          Ms. Leung holds a B.A. (Accounting)
                          from California State University, Los
                          Angeles.
 Larry Goldberg (51)..... Mr. Larry Goldberg has served the         April 1994
                          Company as Secretary and Corporate
                          Counsel since August 1984 and as a
                          director of the Company since April
                          1994. For eight years prior to joining
                          the Company, Mr. Goldberg was a partner
                          in the law firm of Schneider, Goldberg
                          & Yuen, specializing in business law
                          and business litigation. Prior to
                          practicing law, Mr. Goldberg performed
                          audit duties with Price Waterhouse and
                          Kenneth Leventhal & Company. Mr.
                          Goldberg is admitted to practice law in
                          California. Mr. Goldberg holds a B.A.
                          (Economics) from UCLA and a J.D. from
                          Loyola University School of Law, Los
                          Angeles.
 George F. Carrier (80).. Dr. George F. Carrier has served as a     August 1994
                          director of the Company since August
                          1994. He served on the faculty of
                          Harvard University form 1952 until he
                          retired in 1988. While at Harvard, he
                          served as the Gordon McKay Professor of
                          Mechanical Engineering and T. Jefferson
                          Coolidge Professor of Applied
                          Mathematics. Since 1995, Dr. Carrier
                          has served as a private consultant to
                          TRW Inc.'s Aerospace and Automotive
                          Divisions and since 1992 has served as
                          a private consultant to the National
                          Science Foundation. Dr. Carrier holds a
                          B.S. (Mechanical Engineering) from
                          Cornell University and a Ph.D. (Applied
                          Mechanics) from Cornell University.
 Teruyuki Toyama (68).... Mr. Teruyuki Toyama has served as a       August 1994
                          director of the Company since August
                          1994. From 1993 to 1997, Mr. Toyama was
                          the President and Chief Executive
                          Officer of Overseas Courier Services
                          Co., Ltd. In 1997, he was appointed
                          Executive Advisor of that company and
                          in 1998 was appointed Honorary Advisor
                          Counsellor. Mr. Toyama worked for over
                          40 years in various capacities with
                          Asahi Shimbun Co., Ltd. ("Asahi
                          Shimbun"). From 1991 to 1993, he was
                          Senior Managing Director and Chief
                          Operating Officer of Asahi Shimbun.
                          From 1987 to 1991, he was Asahi
                          Shimbun's Managing Director in charge
                          of Advertising. Prior to 1987 he served
                          as Director of the Advertising Division
                          and as a member of the board of
                          directors. Mr. Toyama holds a degree in
                          Foreign Studies from Tokyo University.

                                                                       DIRECTOR
       NAME AND AGE          BUSINESS EXPERIENCE AND DIRECTORSHIPS      SINCE
       ------------          -------------------------------------     --------
 Douglas B. Macrae (39).. Mr. Douglas B. Macrae has served as a director of the Company since September
                          1997. Mr. Macrae founded VideoGuide Inc.,
                          a now wholly-owned subsidiary of the
                          Company, in September 1993 and has served
                          as its President and Chief Executive
                          officer since that time. Mr. Macrae
                          currently serves as Chairman of the Board
                          of GCC Technologies, Inc., a privately
                          held company that designs, licenses,
                          manufactures and sells consumer
                          electronics and computer products. From
                          1981 to 1993, Mr. Macrae served as Vice
                          President of Engineering of GCC
                          Technologies, Inc. From 1985 to 1991,
                          Mr. Macrae served as a director of Blyth
                          Holdings, a publicly held database
                          company. Since 1988, Mr. Macrae has served
                          on the Board of Trustees of the Pingry
                          School in Martinsville, New Jersey.
 James E. Meyer (44)..... Mr. James E. Meyer has served as a director of the Company since May 1997.
                          Mr. Meyer has served as Chief Operating
                          Officer for Thomson Consumer Electronics,
                          Inc. ("Thomson") since 1997. Mr. Meyer
                          served as Senior Vice President Product
                          Management for Thomson from 1992 to 1996.
                          From December 1996 to September 1997, Mr.
                          Meyer served as Executive Vice President,
                          Marketing & Sales-Americas for Thomson.
 George Smith (49)....... Mr. George Smith has served as a director of the Company since May 1997. Mr. Smith
                          has served as Senior Vice President and
                          Chief Financial Officer of Viacom, Inc.
                          since November 1987. Mr. Smith served as
                          Vice President and Controller of Viacom
                          from 1985 to 1987 and Vice President
                          Finance and Administration of Viacom
                          Broadcast Group from 1983 to 1985.

CLASSIFIED BOARD OF DIRECTORS

  The Board is divided into three classes: Class I, Class II, and Class III. The Class I directors consist of Ms. Leung and Messrs. Goldberg, Macrae and Smith; the Class II directors consist of Dr. Carrier and Messrs. Toyama and Meyer; and the Class III directors consist of Dr. Yuen and Messrs. Lau and Lerner. In July 1998, Ms. Leung, who was serving as a Class III director of the Company, was appointed by the Board to serve as a Class I director to fill a vacancy on the Board, and Mr. Lerner was appointed by the Board to serve as a Class III director of the Company. Each director serves for a term ending following the third annual meeting following the annual meeting at which such director was elected. The terms of office of directors in Class I, Class II, and Class III end following the annual meetings in 1999, 2000 and 1998, respectively. The appointment of all officers is subject to the discretion of the Board.

COMPENSATION OF DIRECTORS

  The Company pays each director who is not an employee of the Company $25,000 per year for services as a director of the Company and $1,000 per Board or committee meeting attended. All directors are reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings of, and other activities relating to service on, the Board or any committee of the Board. In addition, directors who are not full-time employees of the Company are eligible to participate in, and each such director has received awards pursuant to, the Gemstar International Group Limited 1994 Stock Incentive Plan, as amended (the "Stock Incentive Plan").

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The committees of the Board consist of an Executive Committee, an Audit Committee and a Compensation Committee. During the fiscal year ended March 31, 1998, the Board of Directors held four meetings. All directors attended 75% or more of the total meetings of the Board and committees of the Board on which they served.

  The Executive Committee of the Board consists of Dr. Yuen, Mr. Lau and Ms. Elsie Ma Leung. The Executive Committee has authority to take any action other than appointment of auditors, election and removal of directors and appointment of officers, which can be taken only by the Board. During the fiscal year ended March 31, 1998, the Executive Committee did not hold any meetings.

  The Audit Committee of the Board consists of Dr. George F. Carrier and Messrs. Teruyuki Toyoma and Larry Goldberg. The Audit Committee recommends to the Board the independent public auditors to be selected to audit the Company's annual financial statements and approves any special assignments given to such auditors. The Audit Committee also reviews the planned scope of the annual audit and the independent auditors' letter of comments and management's responses thereto, any major accounting changes made or contemplated and the effectiveness and efficiency of the Company's internal accounting staff. During the fiscal year ended March 31, 1998, the Audit Committee did not hold any meetings.

  The Compensation Committee of the Board consists of Dr. Carrier and Mr. Toyama. The Compensation Committee establishes remuneration levels for executive officers of the Company, reviews management organization and development, reviews significant employee benefit programs and administers the Company's Stock Incentive Plan. During the fiscal year ended March 31, 1998, the Compensation Committee held six meetings.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

  The following table sets forth certain information with respect to the beneficial ownership of the Ordinary Shares as of November 10, 1998, for (i) each person who beneficially owns more than 5% of the Ordinary Shares, (ii) each of the directors and Named Executive Officers (as defined in the "Summary of Executive Compensation" section below) and (iii) all current directors and executive officers as a group. Except as otherwise indicated, beneficial ownership includes voting and investment power with respect to the shares shown.

                                                       NUMBER OF
                                                         SHARES    PERCENTAGE
                                                      BENEFICIALLY  OF SHARES
                  NAME AND POSITION                     OWNED(1)   OUTSTANDING
                  -----------------                   ------------ -----------
Thomas L. H. Lau(2)..................................  11,522,575     23.6%
Henry C. Yuen(3).....................................   6,528,769     12.5
THOMSON multimedia S.A.(4)...........................   3,833,066      7.7
Elsie Ma Leung(5)....................................     865,349      1.7
Roy L. Mankovitz.....................................         --       *
Larry Goldberg(6)....................................     228,175      *
Douglas Macrae(7)....................................     228,293      *
Brian Klosterman(8)..................................     130,515      *
George F. Carrier(9).................................      22,000      *
Teruyuki Toyama(10)..................................      22,000      *
James E. Meyer(11)...................................      22,000      *
George Smith(12).....................................      14,747      *
Perry A. Lerner......................................         --       *
All current directors and executive officers as a
 group (10 persons)(13)..............................  19,453,908     36.3

--------
  *  Less than 1%

 (1) Applicable percentage of ownership is based on 48,923,406 Ordinary Shares outstanding as of November 10, 1998 together with applicable options or warrants for such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days following October 31, 1998 are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each of the shareholders named in this table has sole voting and dispositive power with respect to the Ordinary Shares shown as beneficially owned by such shareholder. The address for all directors and officers of the Company is c/o Gemstar International Group Limited, 135 North Los Robles Avenue, Suite 800, Pasadena, California, 91101.

 (2) Includes shares held by Dynamic Core Holdings Limited, of which Mr. Lau is the sole shareholder.

 (3) Includes 3,463,779 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following October 31, 1998.

 (4) Reflects ownership as reported on a Schedule 13D/A by THOMSON multimedia S.A., dated as of April 22, 1998, filed with the Securities and Exchange Commission. Includes 606,200 Ordinary Shares subject to currently exercisable warrants held by THOMSON multimedia S.A.

 (5) Includes 815,350 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following October 31, 1998.

 (6) Includes 228,175 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following October 31, 1998.

 (7) Includes 101,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following October 31, 1998.

 (8) Includes 130,515 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following October 31, 1998.

 (9) Includes 22,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following October 31, 1998.

(10) Includes 22,000 shares issuable upon exercisable upon exercise of options that are currently exercisable or will become exercisable within 60 days following October 31, 1998.

(11) Includes 16,062 shares issuable upon exercisable upon exercise of options that are currently exercisable or will become exercisable within 60 days following October 31, 1998.

(12) Includes 10,000 shares issuable upon exercisable upon exercise of options that are currently exercisable or will become exercisable within 60 days following October 31, 1998.

(13) Includes 4,678,366 shares issuable upon exercisable upon exercise of options that are currently exercisable or will become exercisable within 60 days following October 31, 1998.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF EXECUTIVE COMPENSATION

  The following table sets forth certain summary information concerning the compensation paid by the Company for fiscal years 1998, 1997 and 1996 to the Company's principal executive officer and the five other most highly compensated executive officers during the 1998 fiscal year (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                        LONG TERM
                                                       COMPENSATION
                            ANNUAL COMPENSATION(2)(3)     AWARDS
                            -------------------------- ------------
                                                        SECURITIES   ALL OTHER
    NAME AND PRINCIPAL      FISCAL  SALARY    BONUS     UNDERLYING  COMPENSATION
       POSITIONS(1)          YEAR    ($)       ($)      OPTIONS(#)     ($)(4)
    ------------------      ------ -------- ---------- ------------ ------------
Thomas L. H. Lau...........  1998  $360,000 $      --         --      $    --
 Chairman of the Board       1997   360,000        --         --           --
                             1996   270,000        --     230,000          --
Henry C. Yuen..............  1998   888,800  1,611,200  4,162,725      493,912
 Chief Executive Officer
  and President              1997   648,000    518,400        --       495,681
                             1996   540,000    432,000  2,600,000      497,083
Elsie Ma Leung.............  1998   570,000    228,000  1,500,000        2,427
 Chief Operating Officer
  and Chief                  1997   475,000    190,000        --         4,076
 Financial Officer           1996   326,875    130,750    410,000          --
Roy J. Mankovitz...........  1998   296,000    118,400    150,000        1,474
 Asst. Secretary, Corporate
  Counsel-                   1997   423,000    169,200        --         4,658
 Intellectual Property       1996   352,500    141,000    372,500          --
Larry Goldberg.............  1998   388,800    155,520    300,000        2,248
 Secretary and Corporate
  Counsel                    1997   324,000    129,600        --         4,427
                             1996   270,000    108,000    372,500          --
Brian Klosterman(5)........  1998   240,000    120,000    340,930          255
 President, StarSight Tele-
  cast, Inc.

--------
(1) All of the Named Executive Officers are or were employed in the indicted positions with GDC, except Mr. Lau, who is employed by the Company and is the Chairman of the Board, and Mr. Klosterman, who serves as President of StarSight, a wholly owned subsidiary of the Company. Dr. Yuen also serves as Chief Executive officer and President of the Company and Ms. Leung also serves as Chief Financial Officer of the Company.

(2) No individual listed in the table received aggregate other compensation exceeding $50,000 or 10% of the compensation reported in the table for such individual.

(3) The salary paid to each of the Named Executive Officers represents each such officer's adjusted base salary for each of the indicated fiscal years, calculated pursuant to the applicable formula under such officer's employment agreement with the Company, GDC or StarSight, as the case may be. The bonuses paid to Dr. Yuen represent the aggregate amounts of Dr. Yuen's merit bonus and annual incentive bonus, calculated pursuant to the applicable formulae set forth in the Employment Agreement between GDC and Dr. Yuen, dated April 1, 1994, as amended, and the New Yuen Agreement (as defined). The bonuses paid to each of Messrs. Lau, Mankovitz and Goldberg and Ms. Leung represent the amount of the annual incentive bonus paid to each such officer for each of the indicated fiscal years, calculated pursuant to the applicable formula in such officer's employment agreement with GDC or the Company, as the case may be. The bonus paid to Mr. Klosterman represents the amount of the annual performance bonus (or other special bonus) paid to Mr. Klosterman pursuant to his employment agreement with StarSight.

(4) The Company, GDC or StarSight, as the case may be, provide the Named Executive Officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees and not included in this column pursuant to the Securities and Exchange Commission's rules. The amounts shown in this column include the following:

  (a) Matching contributions by the Company, GDC or StarSight, as the case may be, under the Gemstar Employees 401(k) and Profit Sharing Plan, which permit salaried employees to make tax-deferred contributions of a portion of their base compensation pursuant to Section 401(k) of the Code. Under such plan, prior to January 1, 1998, GDC or the Company will match 100% of 3% of a participant's compensation up to $16,667 contributed as elective deferrals and 50% of 3% of a participant's compensation in excess of $16,667 contributed as elective deferrals up to applicable limits under the Code. Effective January 1, 1998, GDC's matching contribution will be an amount equal to 100% of up to 2% of a participant's compensation contributed, up to applicable limits under the Code.

  (b)Represents premiums paid for split dollar life insurance policies.

(5) Mr. Klosterman joined the Company following consummation of the Company's acquisition of StarSight in May 1997.

SUMMARY OF OPTION GRANTS

  The following table provides certain summary information concerning grants of options to the Named Executive Officers of the Company during the 1998 fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                               POTENTIAL REALIZABLE
                                                                                 VALUE AT ASSUMED
                         NUMBER OF                                            ANNUAL RATES OF STOCK
                         SECURITIES   % OF TOTAL                              PRICE APPRECIATION FOR
                         UNDERLYING OPTIONS GRANTED                                OPTION TERM
                          OPTIONS   TO EMPLOYEES IN EXERCISE PRICE EXPIRATION ----------------------
          NAME            GRANTED     FISCAL YEAR     PER SHARE       DATE        5%         10%
          ----           ---------- --------------- -------------- ---------- ---------- -----------
Thomas L. H. Lau........       --         --               --            --          --          --
Henry C. Yuen........... 4,162,725       50.2%          $22.00      01/06/08  57,594,138 145,954,855
Elsie Ma Leung..........   300,000        3.6            15.38      05/08/07   2,901,720   7,353,528
                         1,200,000       14.5            30.00      03/30/08  22,640,207  57,374,729
Roy J. Mankovitz           150,000        1.8            15.38      05/08/07   1,450,860   3,676,764
Larry Goldberg..........   150,000        1.8            15.38      05/08/07   1,450,860   3,676,764
                           150,000        1.8            30.00      03/30/08   2,830,026   7,171,841
Brian Klosterman........   100,000        1.2            14.75      05/07/07    927,6270   2,350,770
                           150,000        1.8            30.00      03/30/08   2,830,026   7,171,841

SUMMARY OF OPTIONS EXERCISED

  The following table provide certain summary information concerning the exercise of stock options by the Named Executive Officers during the 1998 fiscal year together with the fiscal year-end value of unexercised options.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                     OPTIONS AT FISCAL YEAR     IN THE MONEY OPTIONS
                                                               END              AT FISCAL YEAR-END(1)
                         SHARES ACQUIRED  VALUE(1)  ------------------------- -------------------------
          NAME             ON EXERCISE    REALIZED  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           --------------- ---------- ----------- ------------- ----------- -------------
Thomas L. H. Lau........         --             --     143,750       86,250   $ 2,601,875  $ 1,561,125
Henry C. Yuen...........      43,000     $  488,050  3,389,545    3,330,180    52,942,060   26,651,440
Elsie Ma Leung..........         --             --     815,350    1,094,650    10,423,217    1,383,783
Roy J. Mankovitz........     175,000      1,971,434    300,175       47,325     5,076,859      691,892
Larry Goldberg..........     247,000      2,371,485    228,175      197,325     3,772,659      691,892
Brian Klosterman........         --             --     118,014      222,916     2,646,090    1,111,969

--------
(1) Market value of the securities underlying the options at exercise date or year-end, as the case may be, minus the exercise or base price of "in-the-money" options and transaction costs.

                     REPORT OF THE COMPENSATION COMMITTEE

To: The Board of Directors

  As members of the Compensation Committee, it is our duty to administer the Company's overall compensation program for its senior management. The Compensation Committee also oversees the administration of the Gemstar International Group Limited 1994 Stock Incentive Plan, as amended (the "Stock Incentive Plan"). In addition, the Compensation Committee establishes the compensation and evaluates the performance of the Chief Executive Officer. The Compensation Committee is comprised entirely of non-employee directors.

  The primary philosophy of the Company regarding compensation is to offer a program which rewards each of the members of senior management commensurately with the Company's overall financial performance and growth, including each person's individual performance during the previous fiscal year. The Company's compensation program for senior management is designed to attract and retain individuals who are capable of leading the Company in achieving its business objectives in an industry characterized by competitiveness, growth and change.

  The Company believes a substantial portion of the annual compensation of each member of senior management should relate to, and should be contingent upon, the financial performance of the Company, as well as the individual contribution of each particular person to the Company's financial performance. As a result, a significant portion of the total compensation package consists of variable, performance-based components, such as merit and annual incentive bonuses and stock option awards, which can increase or decrease to reflect changes in corporate and individual performance.

  The Compensation Committee evaluates the total compensation for the Company's Chief Executive Officer, Dr. Henry C. Yuen, and certain other members of senior management in light of information collected by the Compensation Committee regarding the financial performance of the Company. The Compensation Committee considers various indicators of success on both a corporate and individual level in determining the overall compensation package for Dr. Yuen and other members of senior management. The Corporate indicators of success include, among others, revenue, operating income and earnings per share.

  On January 7, 1998, the Compensation Committee approved, and recommended that the Company's Board of Directors also approve, an Amended and Restated Employment Agreement (the "New Yuen Agreement") with Dr. Yuen. The New Yuen Agreement supersedes and replaces Dr. Yuen's former employment agreement with GDC, and provides for Dr. Yuen's service to each of the Company and GDC as Chief Executive Officer and President through October 31, 2002, subject to a three-year renewal term and to earlier termination under certain circumstances. On January 7, 1998, the Company's Board of Directors (with Dr. Yuen abstaining from voting) also approved the New Yuen Agreement.

  In approving the New Yuen Agreement, the Compensation Committee and the Board of Directors took into account, among other things, (i) the Company's substantial dependence upon Dr. Yuen's continued contributions and service to the Company; (ii) Dr. Yuen's considerable business experience and technological expertise; (iii) the increased challenge faced by the Company of sustaining its growth into the coming decade; (iv) challenges associated with rapidly evolving technology and increasing global competition in the businesses in which the Company operates; and (v) the desirability of obtaining Dr. Yuen's commitment to carry out the long-term future projects of the Company beyond the term of Dr. Yuen's former employment agreement.

  The New Yuen Agreement includes provisions (collectively, the "Performance-Based Provisions") pursuant to which Dr. Yuen's annual base salary ("Base Salary") is adjusted and his merit bonus, annual incentive bonus and annual stock option grants are calculated. The Performance-Based Provisions of the New Yuen Agreement were subject to shareholder approval to satisfy one of the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), in order to permit the Company to deduct payments in excess of $1 million in any fiscal year. The Performance-Based Provisions of the New Yuen Agreement were approved by the holders of the Company's Ordinary Shares at a Special Meeting of Members of the Company held on March 12, 1998 (the "March Special Meeting").

  Under the New Yuen Agreement, Dr. Yuen's Base Salary initially is set at $1 million, effective as of October 1, 1997. The New Yuen Agreement provides for annual adjustments to Dr. Yuen's Base Salary based on the growth of the Company's consolidated revenues and consolidated net earnings. The New Yuen Agreement also provides for the payment to Dr. Yuen of a merit bonus (the "Merit Bonus"). The Merit Bonus is equal to a percentage of Dr. Yuen's then-current Base Salary (reflecting any prior adjustments), equal to the percentage increase, if any, in the Company's consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") for its most recently completed fiscal year from the Company's EBITDA for the comparable period in the immediately preceding fiscal year. The New Yuen Agreement also provides for the payment to Dr. Yuen of an additional bonus (the "Annual Incentive Bonus"), the amount of which, if any, is tied to the annual rate of growth of the Company's consolidated earnings per share. Under the New Yuen Agreement, the aggregate dollar amount of Dr. Yuen's Base Salary (as adjusted), Merit Bonus, and Annual Incentive Bonus for each compensation period is subject to an annual limitation. The amount of the adjustment to Dr. Yuen's Base Salary, and the amounts of the Merit Bonus and the Annual Incentive Bonus payable to Dr. Yuen under the New Yuen Agreement for the fiscal year ended on March 31, 1998, were dependent upon the Company's financial performance for such year and on whether the Company's consolidated revenues and consolidated earnings from operations for the fiscal quarter ended March 31, 1998 exceeded the Company's consolidated revenues and consolidated earnings from operations, respectively, for the fiscal quarter ended March 31, 1997.

  The Compensation Committee determines the cash compensation paid to the other members of senior management in a similar manner as that of the Chief Executive Officer. Each officer's overall cash compensation is based upon the Company achieving certain financial objections, together with each officer satisfying certain qualitative individual management objectives.

  The Compensation Committee oversees the administration of the Stock Incentive Plan, which provides the Company with the ability to periodically reward key employees with options to purchase shares of the Company's Ordinary Shares. These long-term incentives are designed to align the interests of key employees with those of the shareholders of the Company. Stock option grants provide an incentive that focuses the individual's attention on managing the Company from the perspective of an owner, with an equity stake in the business. The value of stock options is tied to the future performance of the Company's Ordinary Shares and provides value to the recipient only when the price of the Company's Ordinary Shares increases above the option exercise price. Stock options reward management for long-term strategic planning through the resulting enhancement of share price. The Company believes that a compensation structure which includes the periodic granting of long-term incentives such as stock options helps to attract and retain senior managers with long-term management perspectives. During the 1998 fiscal year, the Company granted stock options to various employees of the Company, including Dr. Yuen. The New Yuen Agreement provided for the immediate grant to Dr. Yuen of options to purchase 4,162,725 Ordinary Shares and annual grants of options to purchase 832,545 Ordinary Shares. Holders of the Company's Ordinary Shares approved these stock option grants to Dr. Yuen at the March Special Meeting. The number of options granted to each employee of the Company was determined in accordance with the relative position, seniority and contribution of each such individual.

  The Compensation Committee has considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the executive officers of the Company in light of the enactment of Section 162(m) of the Code. Section 162(m) of the Code renders non-deductible to a publicly-held corporation certain compensation in excess of $1 million paid in any year to certain of its executive officers, unless the excess compensation is "performance-based" (as defined) or is otherwise exempt from Section 162(m). The basic philosophy of the Compensation Committee is to strive to provide the executive officers of the Company with a compensation package which will preserve the deductibility of such payments for the Company to the extent reasonably practicable and to the extent consistent with its other compensation objectives. However, certain types of compensation payments and their deductibility (e.g., the spread and exercise of non-qualified options) depend upon the timing of an executive officer's vesting or other factors beyond the Compensation Committee's control, and may affect the deductibility of certain compensation payments. While we believe that the options granted and to be granted to Dr. Yuen will qualify for the "performance-based" exception to Section 162(m), no assurance can be given as to the deductibility of any compensation paid under the New Yuen Agreement to the extent that such compensation would, together with any other nonexempt compensation paid to Dr. Yuen, exceed $1 million in any year.

                                          THE COMPENSATION COMMITTEE
                                          OF THE BOARD OF DIRECTORS

                                          Dr. George F. Carrier (Chairman)
                                          Mr. Teruyuki Toyama

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Compensation Committee consists of Dr. Carrier and Mr. Toyama, neither of whom is an officer or employee of the Company or was previously an officer or employee of the Company.

                               PERFORMANCE GRAPH

  The following graph below shows the Company's total return to shareholders compared to the Nasdaq Composite Index and the Morgan Stanley High Technology Index over the period from October 11, 1995 (the date the Company's Ordinary Shares began trading on the Nasdaq National Market) to March 31, 1998.

   COMPARISON OF CUMULATIVE TOTAL RETURN FROM OCTOBER 11, 1995 TO MARCH 31,
                                    1998(1)

                             [GRAPH APPEARS HERE]

                                                     IPO 3/29/96 3/31/97 3/31/98
                                                     --- ------- ------- -------
Gemstar............................................. 100  181.8    89.1   218.2
Nasdaq.............................................. 100  110.0   122.0   183.3
Morgan Stanley High Tech............................ 100  102.0   114.2   174.7

--------
(1) Assumes that $100.00 was invested on October 11, 1995 in the Company's Ordinary Shares at the closing sales price of $13.75 per share and at the closing sale price for each index on that date and that all dividends were reinvested. No cash dividends have been declared on the Company's Ordinary Shares. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

                             EMPLOYMENT AGREEMENTS

 Amended and Restated Employment Agreement with Dr. Yuen

  In January 1998, the Company's Compensation Committee and Board approved the New Yuen Agreement. The New Yuen Agreement supersedes and replaces Dr. Yuen's former Employment Agreement with GDC, and provides for Dr. Yuen's service to each of the Company and GDC as Chief Executive Officer and President through October 31, 2002, subject to a three-year renewal term and to earlier termination under certain circumstances. The New Yuen Agreement also provides that Dr. Yuen will serve as a director of each of the Company, GDC and StarSight.

  The New Yuen Agreement includes provisions (collectively, the "Performance-Based Provisions") pursuant to which Dr. Yuen's annual base salary ("Base Salary") is adjusted and his merit bonus, annual incentive bonus and annual stock option grants are calculated. The Performance-Based Provisions of the New Yuen Agreement were subject to shareholder approval to satisfy one of the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), in order to permit the Company to deduct payments in excess of $1 million in any fiscal year. The Performance-Based Provisions of the New Yuen Agreement were approved by the shareholders at a Special Meeting of Members of the Company held on March 12, 1998 (the "March Special meeting").

  Under the New Yuen Agreement, Dr. Yuen's Base Salary initially is set at $1 million. The New Yuen Agreement provides for annual adjustments to Dr. Yuen's Base Salary based on the growth of the Company's consolidated revenues and consolidated net earnings, as similar to his former employment agreement. The New Yuen Agreement also provides for the payment to Dr. Yuen of a merit bonus (the "Merit Bonus") which is equal to a percentage of Dr. Yuen's then-current Base Salary (reflecting any prior adjustments), equal to the percentage increase, if any, in the Company's consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") for its most recently completed fiscal year from the Company's EBITDA for the comparable period in the immediately preceding fiscal year, as similar to his former employment agreement. The New Yuen Agreement also provides for the payment to Dr. Yuen of an additional bonus (the "Annual Incentive Bonus"), the amount of which, if any, is tied to the annual rate of growth of the Company's consolidated earnings per share, as similar to his former employment agreement. Under the New Yuen Agreement, the aggregate dollar amount of Dr. Yuen's Base Salary (as adjusted), Merit Bonus, and Annual Incentive Bonus for each compensation period is subject to an annual limitation. The amount of the adjustment to Dr. Yuen's Base Salary, and the amount of the Merit Bonus and the Annual Incentive Bonus payable to Dr. Yuen under the New Yuen Agreement for the fiscal year ended on March 31, 1998, were dependent upon the Company's financial performance for such year and on whether the Company's consolidated revenues and consolidated earnings from operations for the fiscal quarter ended March 31, 1998 exceeded the Company's consolidated revenues and consolidated earnings from operations, respectively, for the fiscal quarter ended March 31, 1997, as similar to his former employment agreement. The New Yuen Agreement provided for the immediate grant to Dr. Yuen of options to purchase 4,162,725 Ordinary Shares and annual grants of options to purchase 832,545 Ordinary Shares. The Company's shareholders approved these stock option grants to Dr. Yuen at the March Special Meeting. Dr. Yuen is also entitled to $1,000 a month automobile allowance and other benefits, including, health insurance and participation in bonus and incentive and stock option compensation plans.

  The New Yuen Agreement entitles Dr. Yuen to terminate the New Yuen Agreement within 90 days following a change of control (as defined below), in which event (1) he would be entitled to receive (a) a lump-sum payment equal to five times his then-current Base Salary, (b) for a period of 60 months following such termination, all other elements of his compensation provided under the New Yuen Agreement, (2) all unvested options granted to him pursuant to the New Yuen Agreement would immediately vest in full and would be exercisable for their full term and all previously granted vested options to acquire Ordinary Shares will remain fully exercisable for their full term. A "change of control" is defined as the occurrence of any of the following: (i) the acquisition (other than from the Company directly or from any Company shareholder who was, as of the effective date of the New Yuen Agreement, a 25% shareholder of the Company) by any person or entity of beneficial ownership of 25% or more of the Company's outstanding shares; (ii) the acquisition (other than from GDC directly or from any GDC shareholder who was, as of the effective date of the New Yuen Agreement, a 25% shareholder of GDC) by any person or entity of beneficial ownership of 25% or more of GDC's outstanding shares; (iii) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the board of directors of the Company or GDC (together with any new directors whose election or appointment to such board of directors or whose nomination for election by the shareholders of the Company or GDC was approved by Dr. Yuen or by a vote of a majority of the directors then still in office who are either directors at the beginning of such period or whose election, appointment or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company or GDC then in office; (iv) approval by the board of directors or a majority of the shareholders of either the

Company or GDC of a merger, reorganization, combination or consolidation whereby the shareholders of either the Company or GDC immediately prior to such approval will not, immediately after consummation of such reorganization, merger, combination or consolidation own more than 50% of the voting stock of the surviving entity; or (v) a liquidation or dissolution of either the Company or GDC or the sale of all or substantially all of the assets of either the Company or GDC, unless the successor to the assets in any such liquidation, dissolution or sale, is the Company or any of its subsidiaries.

  Under the New Yuen Agreement, as similar to Dr. Yuen's former employment agreement, all inventions, designs, improvements, patents, copyrights, discoveries and other intellectual property which (i) are developed by Dr. Yuen while performing his duties for GDC or using GDC's equipment or trade secret information, (ii) are related at the time of conception to GDC's business or actual or demonstrably anticipated research, or (iii) result from any work performed by Dr. Yuen for GDC, are the property of GDC, if and only to the extent GDC can show by clear and convincing evidence that such property is GDC's property.

 Employment Agreement with Ms. Leung

  The Company and GDC entered into an Amended and Restated Employment Agreement with Ms. Leung, dated as of March 31, 1998 (the "New Leung Agreement"), which supersedes and replaces Ms. Leung's former employment agreement. The New Leung Agreement provides for an initial term effective from January 1, 1998 through December 31, 2003 and will be automatically renewed for a three-year period unless either party gives written notice of termination.

  Under the New Leung Agreement, Ms. Leung will serve as Chief Financial Officer of the Company and Chief Operating Officer and Chief Financial Officer of GDC. Ms. Leung will also serve as a director of the Company, GDC and StarSight. Ms. Leung receives a base salary of $700,000 per year, with annual adjustments based upon the Company's consolidated revenues, as similar to her former employment agreement. The New Leung Agreement also provides that Ms. Leung may receive an annual incentive bonus based upon the Company's consolidated earnings per share, as similar to her former employment agreement. Under the New Leung Agreement, Ms. Leung received options to purchase 1,200,000 Ordinary Shares, scheduled to vest ratably over the six-year term of the New Leung Agreement over the term of the Agreement, of which 200,000 became exercisable upon the execution of the Agreement. Ms. Leung is also entitled to a $750 per month automobile allowance and other benefits, including health insurance and participation in bonus and incentive and stock option compensation plans.

  The New Leung Agreement provides Ms. Leung the right to terminate the New Leung Agreement within 90 days following a change of control (defined substantially as defined above with respect to the New Yuen Agreement), in which event (1) she would be entitled to receive (a) a lump-sum payment equal to five times her then-current base salary, (b) for a period of 60 months following such termination, all other elements of her compensation provided under the New Leung Agreement, (2) all unvested options granted to her under the New Leung Agreement would immediately vest in full and would be exercisable for their full term and all previously granted vested options to acquire Ordinary Shares will remain fully exercisable for their full term.

  All inventions, designs, improvements, patents, copyrights and discoveries conceived by Ms. Leung during the term of the New Leung Agreement which are competitive with or related to existing products or services of GDC shall be assigned to GDC.

 Other Agreements with the Other Executives

  The Company has entered into an employment agreement with Mr. Lau and GDC has entered into employment agreements with Messrs. Goldberg and Mankovitz, all of which contain substantially similar provisions (hereinafter, these employment agreements, as amended, are sometimes collectively referred to as the "Other Agreement," and the Named Executive Officers who have entered into these agreements are sometimes collectively referred to as the "Other Executives"). The term of the employment agreements with Messrs. Lau, Goldberg, and Mankovitz is from April 1, 1994 to March 31, 2001, and will be automatically renewed for a one-year period unless either party gives written notice of termination.

  Each of the Other Agreements provides for a base salary subject to an annual adjustment based upon the Consumer Price Index and the Company's revenues and net earnings. Each of the Other Executives is also entitled under his employment agreement to an annual incentive bonus based upon the growth of the Company.

  The Other Agreements provide that, in the event the Company (or GDC, as applicable) is involved in a merger or a sale of all or substantially all of its assets to another entity, the Company (or GDC) will (or will cause a successor to) provide for such adjustment to such executive officers' compensation as may be necessary to preserve, as nearly as practicable, the payment of his base salary and certain other benefits under such agreements. The Other Executives are also entitled under their employment agreements to such other benefits, including, without limitation, health insurance.

  Each of the Other Agreements provides that termination of the Other Executives (or termination of any compensation or benefits payable to the Other Executives under the Other Employment Agreements) may be effected upon the occurrence of certain specified events. In addition, the Other Agreements (other than the Mankovitz employment agreements) provide that all inventions, patents, copyrights and other intellectual property developed or conceived by the Other Executives during the term of the Other Employment Agreements which are competitive with any existing products or services of the Company or its affiliates, are the property of the Company (or GDC, as the case may be). Under the Mankovitz employment agreement, all inventions, patents, copyrights and other intellectual property which (i) are developed during the term of the agreement while the inventor was performing duties for the Company (or GDC) or using the Company's (or GDC's) equipment or trade secret information, (ii) are related at the time of completion to the Company's (or GDC's) business or actual or demonstrably anticipated research, or (iii) resulted from any work performed by the investor for the Company (or GDC), are the property of the Company (or GDC) provided such entity can show by clear and convincing evidence that such property is such entity's property. All other intellectual property belongs to the Other Executives.

  StarSight entered into an employment agreement with Mr. Klosterman, as of December 23, 1996 (the "Klosterman Employment Agreement"), which provides for Mr. Klosterman's services as President of StarSight through December 22, 1999, unless the Klosterman Employment Agreement is otherwise terminated in accordance with its terms (the "Employment Period"). In addition, the Klosterman Employment Agreement provides for an automatic one-year renewal unless either of the parties thereto notifies the other of the termination thereof. Pursuant to the Klosterman Employment Agreement, Mr. Klosterman receives a base salary of $240,000 per year and is eligible to receive an annual performance bonus (or other special bonus) in no event less than 50% of his current salary. Mr. Klosterman is also entitled to a $1,000 a month automobile allowance and other benefits, including, without limitation, health insurance.

  If StarSight terminates Mr. Klosterman without Cause (as defined below) during the Employment Period, then Mr. Klosterman is entitled to continue to receive his salary from StarSight for the remainder of one Employment Period. If he is terminated for Cause, StarSight shall have no further obligations to pay any salary or other compensation to him. The Employment Period will also terminate in the event of Mr. Klosterman's death or disability, and in each such case, StarSight will be required to make certain limited payments. Mr. Klosterman may be terminated for "Cause" if: (i) he has engaged in illegal or other wrongful conduct substantially detrimental to the business or reputation of StarSight or any affiliated company, or is charged with or convicted of a felony; (ii) he refuses or fails to act in accordance with any reasonable direction or order of the StarSight board of directors; provided that the StarSight board of directors has given him written notice of such refusal or failure and he fails to comply with such direction or order within thirty days after the date of such notice; or (iii) he has engaged in any fraud, embezzlement, misappropriation or similar conduct against StarSight.

  In addition, the Klosterman Employment Agreement provides that Mr. Klosterman will not (i) accept any other employment or (ii) engage in any other business activity that is competitive with, or places him in a competing position to that of, StarSight or any affiliated company. In addition, subject to certain conditions, for a period of one year after the termination of the Employment Period, Mr. Klosterman will not for himself or any third party, directly or indirectly, including without limitation, (i) solicit or interfere with any of StarSight's suppliers or customers; (ii) employ, solicit for employment, or recommend for employment any person employed by StarSight, during the period of his employment by StarSight and for one year thereafter; or (iii) engage in any business activity that is competitive with StarSight; provided that in no event shall Mr. Klosterman engage in such competitive activities during the period which he continues to receive payments pursuant to the termination provisions of the Klosterman Employment Agreement. The Klosterman Employment Agreement also contains standard employee invention and intellectual property confidentiality provisions.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company continues to maintain a license agreement with Gemstar Manufacturing Holding Limited, a former wholly owned subsidiary ("Holdings"), that allows for the incorporation of the VCR Plus+ technology in the manufacture and distribution of handsets. Pursuant to the license agreement, Holdings pays the Company a per unit royalty fee based on unit shipments. Royalty fees totaled $112,000 and $1,446,000 for the years ended March 31, 1996 and 1997, respectively. There were no royalty fees for the year ended March 31, 1998.

  The Company continues to maintain service relationships with certain Holdings subsidiaries. Pursuant to the services agreements, the Holdings subsidiaries provide marketing and promotion services for the Company in their respective territories in connection with the Company's systems, maintain relationships with licensees and maintain and promote and monitor the publication of the Company's PlusCode Numbers (a proprietary one to eight digit number that is entered into a VCR or television equipped with the Company's VCR Plus+ system, enabling consumers to record a television program). Service fees paid to these companies totaled $7,100,000, $8,300,000 and $8,178,000 for each of the years in the three-year period ended March 31, 1998. In the future, certain of the Company's current foreign subsidiaries may enter into similar services agreements with the subsidiaries of Holdings to promote and maintain the Company's systems overseas. Compensation under any such agreement is expected to be calculated on a "costs plus" basis.

  The Company has from time to time loaned money to various shareholders and employees. Most of such loans were unsecured and generally bore interest at the prime rate as in effect from time to time. At March 31, 1998, there was one loan in the principal amount of $185,000 plus accrued interest outstanding to Roy Mankovitz. The loan to Mr. Mankovitz bears interest at 8% per annum and is secured by a second trust deed on Mr. Mankovitz's personal residence.

  The Company believes that all current and any future transactions between the Company and any affiliates are or will be on terms no less favorable to the Company than could otherwise be obtained from unaffiliated third parties.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the United States Securities Exchange Act of 1934, as amended, requires that the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the National Association of Securities Dealers, Inc. ("NASD"). Directors, officers, and beneficial owners of more than 10% of the Company's Ordinary Shares are required by the Commission to furnish the Company with copies of the reports they file.

  Based solely on its review of the copies of such reports and written representations from certain reporting persons that certain reports were not required to be filed by such persons, the Company believes that all of its directors, officers and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during the 1998 fiscal year, except that a Form 3 for Mr. Klosterman was inadvertently not filed on a timely basis following his appointment to the Company's Board in September 1997. Mr. Klosterman's Form 3 was subsequently filed with the Commission and the NASD.

                          ANNUAL REPORT ON FORM 10-K

  A copy of the Company's Annual Report on Form 10-K (the "Form 10-K") for the year ended March 31, 1998 (without exhibits) and a copy of Amendment No. 1 ("Amendment No. 1") to the Company's Annual Report on Form 10-K/A for the year ended March 31, 1998 (without exhibits), each of which the Company has filed with the Securities and Exchange Commission, accompanies this Proxy Statement. Copies of exhibits to the Form 10-K and Amendment No. 1 are available, but a reasonable fee per page will be charged to the requesting shareholder. Shareholders may make requests in writing to the Company's Shareholders' Communications Department, c/o Gemstar International Group Limited, 135 North Los Robles Avenue, Suite 800, Pasadena, California 91101.

                           PROPOSALS OF SHAREHOLDERS

  A shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in the Company's proxy statement and form of proxy for the 1999 Annual Meeting of Shareholders must be received by the Company by July 23, 1999. Such a proposal must also comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals. A shareholder otherwise desiring to bring matters before an annual meeting of shareholders must, pursuant to the Company's Amended and Restated Articles of Association, as amended (the "Articles"), submit a proposal in writing that is received by the Secretary of the Company at the principal executive offices of the Company not less than sixty (60) nor more than ninety (90) days prior to such annual meeting. In the event that less than seventy (70) days' notice or prior public disclosure of the date of the annual meeting is given or made to the shareholders, the Articles provide that notice by a shareholder of a shareholder proposal must be received in writing by the Secretary of the Company on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

  If any shareholder proposals are presented for action at the Annual Meeting, but are not submitted within the time periods described above, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment as determined in their sole discretion.

                    APPROVAL OF INDEPENDENT PUBLIC AUDITORS

  KPMG Peat Marwick LLP were the independent auditors for the Company for the fiscal year ended March 31, 1998 and have reported on the Company's financial statements included in the Annual Report of the Company on Form 10-K which accompanies this Proxy Statement. The Company's independent auditors are appointed by the Board. The Board has reappointed KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending March 31, 1999. In the event that the shareholders do not approve KPMG Peat Marwick LLP as independent auditors, the selection of independent auditors will be reconsidered by the Board. A representative of KPMG Peat Marwick LLP will be
(i) available to participate by conference call at the Annual Meeting, (ii) able to make a statement by conference call if he or she so desires, and (iii) available to respond by conference call to appropriate questions.

REQUIRED VOTE

  Approval of this proposal requires the affirmative vote of a majority of all votes cast, in present or by proxy. Abstentions and broker non-votes will have no effect on the results, although they will be counted for purposes of determining the presence of a quorum for the conduct of business at the Annual Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 1999.

                                 OTHER MATTERS

  At the time of the preparation of this Proxy Statement, the Board knows of no other matters which will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance wit their best judgment as determined in their sole discretion.

                                       By Order of the Board of Directors

                                       /s/ Larry Goldberg

                                       Larry Goldberg
                                       Secretary

Pasadena, California
November 20, 1998

  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

                       IMPORTANT NOTICE TO SHAREHOLDERS
                       --------------------------------
                    of Gemstar International Group Limited
               The Annual Meeting of Shareholders will be held on
            December 21, 1998 at 7:00 a.m. California, U.S.A. time
                          at 2-29-18 Nishi-Ikebukuro,
                                  Toshima-ku,
                                Tokyo 171 Japan







-------------------------------------------------------------------------------


                      GEMSTAR INTERNATIONAL GROUP LIMITED

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             OF THE COMPANY FOR ANNUAL MEETING, DECEMBER 21, 1998

     The undersigned, a member (hereinafter, "shareholder") of GEMSTAR INTERNATIONAL GROUP LIMITED, a British Virgin Islands corporation (the "Company"), acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement, a copy of the Company's Annual Report on Form 10-K for the year ended March 31, 1998 and a copy of Amendment No. 1 to the Company's Annual Report of Form 10-K/A for the year ended March 31, 1998; and revoking any proxy previously given, hereby constitutes and appoints Dale Araki, Kazuo Nagasaka and Larry Goldberg and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to vote the shares of Ordinary Shares of the Company standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held at 2-29-18 Nishi-Ikebukuro, Toshima-ku, Tokyo 171 Japan on December 21, 1998 at 7:00 a.m. California, U.S.A. time

                    (continued and to be signed on the other side)

Dear Shareholder:

     The Annual Meeting of the shareholders of Gemstar International Group Limited (the "Company") will be held on Monday, December 21, 1998 at 7:00 a.m. California, U.S.A. time at 2-29-18 Nishi-Ikebukuro, Toshima, ku, Tokyo 171 Japan.

     The enclosed notice of the meeting and accompanying proxy statement cover the formal business of the meeting.

     Your continued interest in the Company is appreciated and we hope that you will find it convenient to attend the meeting. However, whether or not you plan to attend in person, please assure representation of your shares by marking, signing and mailing in the accompanying proxy card.

Sincerely,

/s/ Larry Goldberg

Larry Goldberg
Secretary





              . Please Detach and Mail in the Envelope Provided .

-------------------------------------------------------------------------------

[X]  Please mark your
     votes as in this
     example

The Board of Directors recommends vote FOR Items 1 and 2.
1.   For a three-year term as a Class III member of the Company's Board of           For all    Withhold authority to
     Directors:                                                                      nominees    vote for all nominees
                                                                                        [   ]           [   ]
Nominees: Thomas L.H. Lau, Henry C. Yuen and Perry A. Lerner

(Authority to vote for any nominee named may be withheld by lining through that nominee's name.)

2.   Approval of KPMG Peat Marwick LLP as the Company's Independent auditors           FOR        AGAINST      ABSTAIN
     for the fiscal year ending March 31, 1999.
                                                                                      [   ]        [   ]        [   ]

3. In their discretion, upon any other matters as may properly come before the meeting or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSON AS
THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.



Signature of Shareholder ______________________________ Dated _________, 1998

Signature of Shareholder ______________________________ Dated _________, 1998
This Proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc. should give full title, as such. If the shareholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.